EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Arbitron Inc.:

We have audited the accompanying consolidated balance sheets of Arbitron Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule listed under item 15(a)(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arbitron Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Baltimore, Maryland

February 25, 2013

ARBITRON INC.

Consolidated Balance Sheets

December 31, 2012 and 2011

(In thousands, except par value data)

	2012	2011
Assets
Current assets
Cash and cash equivalents	$66,469	$19,715
Trade accounts receivable, net of allowance for doubtful accounts of $4,856 in 2012, and $4,615 in 2011	59,185	62,886
Prepaid expenses and other current assets	6,516	7,141
Deferred tax assets	5,513	6,398
Total current assets	137,683	96,140
Equity and other investments	12,501	14,913
Property and equipment, net	61,669	70,651
Goodwill, net	45,540	45,430
Other intangibles, net	8,177	10,526
Noncurrent deferred tax assets	2,384	—
Other noncurrent assets	1,138	1,308
Total assets	$269,092	$238,968
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,407	$10,534
Accrued expenses and other current liabilities	33,879	32,276
Deferred revenue	38,497	37,080
Total current liabilities	83,783	79,890
Noncurrent deferred tax liabilities	—	1,302
Other noncurrent liabilities	31,900	30,960
Total liabilities	115,683	112,152
Stockholders’ equity
Preferred stock, $100.00 par value, 750 shares authorized, no shares issued	—	—
Common stock, $0.50 par value, 500,000 shares authorized, 32,338 shares issued as of December 31, 2012, and 2011	16,169	16,169
Retained earnings	156,530	128,772
Common stock held in treasury, 5,714 shares in 2012, and 5,048 shares in 2011	(2,857)	(2,524)
Accumulated other comprehensive loss	(16,433)	(15,601)
Total stockholders’ equity	153,409	126,816
Total liabilities and stockholders’ equity	$269,092	$238,968

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Consolidated Statements of Income

Years Ended December 31, 2012, 2011, and 2010

(In thousands, except per share data)

	2012	2011	2010
Revenue	$449,858	$422,310	$395,379
Costs and expenses
Cost of revenue	231,936	220,381	215,329
Selling, general and administrative	89,123	78,407	75,255
Research and development	40,567	38,416	39,145
Total costs and expenses	361,626	337,204	329,729
Operating income	88,232	85,106	65,650
Equity in net income of affiliate	7,216	7,255	7,092
Impairment of investment	—	(3,477)	—
Income before interest and income tax expense	95,448	88,884	72,742
Interest income	67	27	14
Interest expense	568	564	984
Income before income tax expense	94,947	88,347	71,772
Income tax expense	38,016	35,056	27,294
Net income	$56,931	$53,291	$44,478
Income per weighted-average common share
Basic	$2.15	$1.96	$1.66
Diluted	$2.11	$1.93	$1.64
Weighted-average common shares used in calculations
Basic	26,479	27,181	26,759
Potentially dilutive securities	515	478	346
Diluted	26,994	27,659	27,105
Dividends declared per common share outstanding	$0.40	$0.40	$0.40

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012, 2011, and 2010

(In thousands)

	2012	2011	2010
Net income	$56,931	$53,291	$44,478
Other comprehensive income (loss)
Foreign currency translation adjustment	(90)	(1,688)	(150)
Retirement liabilities:
Net actuarial loss arising during the period	(3,322)	(7,878)	(695)
Less: amortization of net actuarial loss included in net periodic cost for retirement plans	2,098	1,551	1,236
Settlement charge included in net periodic cost for retirement plans	—	—	1,222
Retirement liabilities — before tax	(1,224)	(6,327)	1,763
Income tax (expense) benefit	482	2,474	(691)
Retirement liabilities — after tax	(742)	(3,853)	1,072
Other comprehensive income (loss), net of tax	(832)	(5,541)	922
Comprehensive income	$56,099	$47,750	$45,400

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2012, 2011, and 2010

(In thousands)

	Number of Shares Outstanding	Common Stock	Retained Earnings	Common Stock Held in Treasury	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at December 31, 2009	26,588	16,169	28,263	(2,875)	(10,982)	30,575
Net income	—	—	44,478	—	—	44,478
Other comprehensive income	—	—	—	—	922	922
Dividends declared	—	—	(10,711)	—	—	(10,711)
Common stock issued from treasury stock	467	—	5,650	233	—	5,883
Non-cash share-based compensation	—	—	6,478	—	—	6,478
Excess tax benefits from share-based awards	—	—	26	—	—	26
Balance at December 31, 2010	27,055	16,169	74,184	(2,642)	(10,060)	77,651
Net income	—	—	53,291	—	—	53,291
Other comprehensive loss	—	—	—	—	(5,541)	(5,541)
Dividends declared	—	—	(10,879)	—	—	(10,879)
Common stock issued from treasury stock	235	—	3,229	118	—	3,347
Non-cash share-based compensation	—	—	8,020	—	—	8,020
Excess tax benefits from share-based awards	—	—	927	—	—	927
Balance at December 31, 2011	27,290	$16,169	$128,772	$(2,524)	$(15,601)	$126,816
Net income	—	—	56,931	—	—	56,931
Other comprehensive loss	—	—	—	—	(832)	(832)
Dividends declared	—	—	(10,569)	—	—	(10,569)
Common stock repurchased	(1,373)	—	(49,339)	(686)	—	(50,025)
Common stock issued from treasury stock	707	—	19,893	353	—	20,246
Non-cash share-based compensation	—	—	9,188	—	—	9,188
Excess tax benefits from share-based awards	—	—	1,654	—	—	1,654
Balance at December 31, 2012	26,624	$16,169	$156,530	$(2,857)	$(16,433)	$153,409

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011, and 2010

(in thousands)

Cash flows from operating activities	2012	2011	2010
Net income	$56,931	$53,291	$44,478
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	28,310	28,542	26,686
Amortization of other intangible assets	2,424	1,713	822
Loss on asset disposals and impairments of property and equipment	3,014	2,123	3,011
Loss due to retirement plan settlements	—	—	1,222
Loss on impairment of investment	—	3,477	—
Deferred income taxes	(2,791)	(1,707)	6,147
Equity in net income of affiliate	(7,216)	(7,255)	(7,092)
Distributions from affiliate	7,925	7,250	7,425
Bad debt expense	2,235	2,234	1,375
Non-cash share-based compensation	9,188	8,020	6,478
Changes in operating assets and liabilities
Trade accounts receivable	1,466	(4,884)	(8,576)
Prepaid expenses and other assets	1,751	4,211	70
Accounts payable	1,219	1,340	(1,959)
Accrued expense and other current liabilities	3,255	2,817	(1,465)
Deferred revenue	1,417	601	(6,669)
Other noncurrent liabilities	736	2,825	(143)
Net cash provided by operating activities	109,864	104,598	71,810
Cash flows from investing activities
Additions to property and equipment	(22,672)	(31,967)	(30,425)
License of other intangible assets	—	—	(4,500)
Purchases of equity and other investments	—	—	(1,780)
Proceeds from sale of cost investment	1,466	—	—
Payments for business acquisitions, net of cash acquired	—	(10,553)	(2,500)
Net cash used in investing activities	(21,206)	(42,520)	(39,205)
Cash flows from financing activities
Proceeds from stock option exercises and stock purchase plan	19,793	3,775	7,560
Stock repurchases	(50,025)	—	—
Excess tax benefits realized from share-based awards	1,654	927	26
Payments for deferred financing costs	—	(998)	—
Dividends paid to stockholders	(13,296)	(10,849)	(10,667)
Change in bank overdraft payables	—	—	(3,833)
Debt borrowings	—	15,000	10,000
Debt repayments	—	(69,103)	(25,000)
Net cash used in financing activities	(41,874)	(61,248)	(21,914)
Effect of exchange rate changes on cash and cash equivalents	(30)	(40)	17
Net increase in cash and cash equivalents	46,754	790	10,708
Cash and cash equivalents at beginning of year	19,715	18,925	8,217
Cash and cash equivalents at end of year	$66,469	$19,715	$18,925

See accompanying notes to consolidated financial statements.

ARBITRON INC.

Notes to Consolidated Financial Statements

1.	Basis of Presentation

Basis of Consolidation

The consolidated financial statements of Arbitron Inc. (“Arbitron” or the “Company”) for the year ended December 31, 2012, reflect the consolidated financial position, results of operations and cash flows of the Company and its wholly-owned subsidiaries: Arbitron Holdings Inc., Arbitron Mobile Oy, Astro West LLC, Cardinal North LLC, Ceridian Infotech (India) Private Limited, Arbitron International, LLC, and Arbitron Technology Services India Private Limited. For the year ended December 31, 2011, the consolidated financial statements reflected the results of operations and cash flows of Arbitron Mobile Oy and Cardinal North LLC incurred subsequent to the acquisition of Zokem Oy during the month ended July 31, 2011. All significant intercompany balances and transactions have been eliminated in consolidation. The Company has one segment which meets the quantitative thresholds for being a reportable segment. Certain prior years amounts in the notes to the consolidated financial statements have been reclassified to conform to the current period’s presentation.

Description of Business

Arbitron is a leading media and marketing information services firm primarily serving radio, advertisers, advertising agencies, cable and broadcast television, retailers, out-of-home media, online media, mobile media, telecommunications providers, and print media. Our main service is:

•	estimating the size and composition of radio audiences in local markets and of audiences to network radio programming and commercials in the United States.

We also provide services in the following areas:

•

estimating the size and composition of audiences to media other than radio, including mobile media, television viewed out-of-home, and content distributed on multiple platforms; we also analyze the behavior of smartphone and tablet users;

•	providing qualitative information about consumers, including their lifestyles, shopping patterns, and use of media; and

•	providing software to access and analyze media audience and marketing information data.

2.	Summary of Significant Accounting Policies

Revenue Recognition

Syndicated or recurring services are licensed on a contractual basis. Revenues for such services are recognized over the term of the license agreement as services are delivered. Customer billings in advance of delivery are recorded as a deferred revenue liability. Deferred revenue relates primarily to quantitative radio measurement surveys which are delivered to customers in the subsequent quarterly or monthly period. Software revenue is recognized ratably over the life of the subscription. The subscriptions allow access to the most current versions of the software, which includes all enhancements and upgrades, if any, that occur during the license term at no additional cost to the customer. The Company prices each service separately. Customers are not required to license one or more of the services. Sales tax charged to customers is presented on a net basis within the consolidated income statement and excluded from revenues.

Expense Recognition

Direct costs associated with the Company’s data collection, diary processing and maintenance of the Company’s Portable People Meter™ (PPM™) ratings service are recognized when incurred and are included in cost of revenue. Selling, general, and administrative expenses are recognized when incurred. Research and development expenses are recognized when incurred and consist primarily of expenses associated with the development of new products and customer software and other technical expenses including maintenance of operations and reporting systems.

Cash Equivalents

Cash equivalents consist primarily of highly liquid investments with insignificant interest rate risk and original maturities of three months or less.

Trade Accounts Receivable

Trade accounts receivable are recorded at invoiced amounts. The allowance for doubtful accounts is estimated based on historical trends of past due accounts and write-offs, as well as a review of specific accounts.

Inventories

Inventories consist of PPM equipment held for resale to international licensees of the PPM service. The inventory is accounted for on a first-in, first-out (FIFO) basis, and is included in prepaids and other current assets in the accompanying consolidated balance sheet.

Property and Equipment

Property and equipment are recorded at cost and depreciated or amortized on a straight-line basis over the estimated useful lives of the assets, which are as follows:

Computer equipment	3 years
Purchased and internally developed software	3 – 5 years
Leasehold improvements	Shorter of useful life or life of lease
Machinery, furniture and fixtures	3 – 6 years

Repairs and maintenance are charged to expense as incurred. Gains and losses on dispositions are included in the consolidated results of operations at the date of disposal.

Expenditures for significant software purchases and software developed for internal use are capitalized. For software developed for internal use, external direct costs for materials and services and certain payroll and related fringe benefit costs are capitalized as well. The costs are capitalized from the time that the preliminary project stage is completed and management considers it probable that the software will be used to perform the function intended until the time the software is placed in service for its intended use. Once the software is placed in service, the capitalized costs are amortized over periods of three to five years. Management performs an assessment quarterly to determine if it is probable that all capitalized software will be used to perform its intended function. If an impairment exists, the software cost is written down to estimated fair value.

Development costs of software to be sold, leased or otherwise marketed are subject to capitalization beginning when the software’s technological feasibility has been established and ending when the software is available for general release to customers. To date, the Company’s software has been released to customers at substantially the same time technological feasibility has been established. Costs incurred subsequent to the achievement of technological feasibility are not significant and therefore no development costs have been capitalized.

Equity and Other Investments

Equity and other investments are accounted for using either the equity method or the cost method, depending upon the nature of the Company’s investment interests. The equity method is used when the Company has an ownership interest of 50% or less and the ability to exercise significant influence or has a majority ownership interest but does not have the ability to exercise effective control. The cost method is used when the Company has an ownership interest of 20% or less and does not have the ability to exercise significant influence.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized. Goodwill and intangible assets not subject to amortization are tested annually for impairment or more frequently if events and circumstances indicate that the asset might be impaired. The Company performs its annual impairment test at the reporting unit level as of January 1st for each fiscal year. Current Financial Accounting Standards Board (“FASB”) guidance provides entities with the option to perform a qualitative assessment prior to calculating the estimated fair value of a reporting unit, the first step of the required annual goodwill impairment test. Entities able to qualitatively conclude that the fair value of a reporting unit more likely than not (a likelihood of more than 50%) exceeds its carrying amount can bypass the existing requirement to perform the quantitative annual impairment test. The Company also has the option to perform the two-step quantitative test without performing the qualitative test in any given reporting period. An impairment loss is recognized to the extent that the two-step test indicates that the carrying amount of the asset exceeds its fair value. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and are regularly reviewed for impairment.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and effective with the date classified as held for sale, are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale, as well as the results of operations and cash flows of the disposal group, if any, are presented separately in the appropriate sections of the consolidated financial statements for all periods presented.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Net Income per Weighted Average Common Share

The computations of basic and diluted net income per weighted-average common share for 2012, 2011, and 2010 are based on the Company’s weighted-average shares of common stock and potentially dilutive securities outstanding. Potentially dilutive securities are calculated in accordance with the treasury stock method, which assumes the proceeds from the exercise of all stock options are used to repurchase the Company’s common stock at the average market price for the period. As of December 31, 2012, 2011, and 2010, there were stock options to purchase 1,603,334 shares, 2,043,774 shares, and 2,020,767 shares of the Company’s common stock outstanding, respectively, of which stock options to purchase 874,298 shares, 1,116,106 shares, and 1,179,840 shares of the Company’s common stock, respectively, were excluded from the computation of the diluted net income per weighted-average common share, either because the stock options’ exercise prices were greater than the average market price of the Company’s common shares or assumed repurchases from proceeds from the stock options’ exercise were antidilutive.

Translation of Foreign Currencies

Financial statements of foreign subsidiaries are translated into United States dollars at current rates at the end of the period except that revenue and expenses are translated at average current exchange rates during each reporting period. Net translation exchange gains or losses and the effect of exchange rate changes on intercompany transactions of a long-term nature are recorded in accumulated other comprehensive loss in stockholders’ equity. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in income as incurred.

Advertising Expense

The Company recognizes advertising expense the first time advertising takes place. Advertising expense for the years ended December 31, 2012, 2011 and 2010, was $1.0 million, $1.4 million, and $1.0 million, respectively.

Accounting Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items, if any, subject to such estimates and assumptions may include: valuation allowances for receivables and deferred income tax assets, loss contingencies, and assets and obligations related to employee benefits. Actual results could differ from those estimates.

Legal Matters

The Company is involved, from time to time, in litigation and proceedings arising out of the ordinary course of business. Legal costs for services rendered in the course of these proceedings are charged to expense as they are incurred.

Leases

The Company conducts all of its operations in leased facilities and leases certain equipment which have minimum lease obligations under noncancelable operating leases. Certain of these leases contain rent escalations based on specified percentages. Most of the leases contain renewal options and require payments for taxes, insurance and maintenance. Rent expense is charged to operations as incurred except for escalating rents, which are charged to operations on a straight-line basis over the life of the lease.

New Accounting Pronouncements

Testing Other Intangibles for Impairment .  In July 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2012-02, Intangibles — Goodwill and Other (Topic 350) — Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”), to allow entities to use a qualitative approach to test indefinite-lived assets for impairment. ASU 2012-02 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to calculate the fair value of the intangible asset and perform the quantitative impairment test. Otherwise, the entity need not perform the quantitative impairment test. ASU 2012-02 is effective for the Company beginning with interim and annual periods ended during 2013. The Company does not expect that the adoption of this guidance will have a material impact on the Company’s consolidated financial statements.

Comprehensive Income Presentation. In February 2013, the FASB issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), to require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. ASU 2013-02 is effective for the Company beginning with interim and annual periods ended during 2013. The Company does not expect that the adoption of this guidance will have a material impact on the Company’s consolidated financial statements.

3.	Pending Merger with Nielsen

On December 17, 2012, we entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 25, 2013, with Nielsen and TNC Sub I Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Nielsen (“Merger Sub”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into us (the “Merger”) with Arbitron Inc. surviving as an indirect wholly-owned subsidiary of Nielsen. The proposed Merger has been approved by the boards of both companies and is subject to customary closing conditions, including a regulatory review and approval by Arbitron’s stockholders. The Company recognized $5.2 million in selling, general, and administrative expense for consulting and legal services received in association with the Merger during the fourth quarter ended December 31, 2012. The Company’s net of tax impact to net income for the year ended December 31, 2012, of these Merger costs was $4.9 million.

4.	Equity and Other Investments

The Company’s equity and other investments consisted of the following (in thousands):

	December 31, 2012	December 31, 2011
Equity investment	$12,501	$13,210
Cost investment	—	1,703
Equity and other investments	$12,501	$14,913

Equity investment . The Company’s 49.5% investment in Scarborough Research (“Scarborough”), a Delaware general partnership, is accounted for using the equity method of accounting. Under the Scarborough partnership agreement, the Company has the exclusive right to license Scarborough’s services to radio broadcasters, cable companies, out-of-home media, and advertisers and advertising agencies. The Company pays a royalty fee to Scarborough based on a percentage of revenues. Royalties of $29.2 million, $26.2 million, and $26.2 million for 2012, 2011, and 2010, respectively, are included in cost of revenue in the Company’s consolidated statements of income. Accrued royalties due to Scarborough as of December 31, 2012, and 2011, of $5.3 million and $5.1 million, respectively, are recorded in accrued expenses and other current liabilities in the consolidated balance sheets.

Scarborough’s revenue was $67.5 million, $65.7 million, and $64.3 million in 2012, 2011 and 2010, respectively. Scarborough’s net income was $15.2 million, $14.5 million, and $14.2 million, respectively in the same periods. Scarborough’s total assets and liabilities as of December 31, 2012, were $26.0 million and $4.6 million, respectively, and $25.0 million and $2.9 million, as of December 31, 2011, respectively.

Cost investment. During the month ended July 31, 2012, the Company sold its $1.7 million preferred stock investment in TRA Global, Inc. (“TRA”). Prior to the sale, the TRA investment was accounted for using the cost method of accounting. The proceeds from the sale were approximately equal to the investment’s carrying value. Cash proceeds received from the sale amounted to approximately $1.5 million as of December 31, 2012, with an additional $0.2 million deposited in escrow. The escrow funds will be released to the Company in January 2014, less any claims pending against the escrow account. The escrow fund deposit is recorded on the Company’s balance sheet as a portion of the Company’s non-current assets. During the fourth quarter ended December 31, 2011, the Company determined that the fair value of its investment in TRA fell below its carrying value and the Company recorded a $3.5 million impairment charge. The following table shows the investment activity for each of the Company’s affiliates during 2012, 2011, and 2010.

Summary of Investment Activity in Affiliates (in thousands)

	Year Ended December 31, 2012			Year Ended December 31, 2011			Year Ended December 31, 2010
	Scarborough	TRA	Total	Scarborough	TRA	Total	Scarborough	TRA	Total
Beginning balance	$13,210	$1,703	$14,913	$13,205	$5,180	$18,385	$13,538	$3,400	$16,938
Equity in net income	7,216	—	7,216	7,255	—	7,255	7,092	—	7,092
Impairment loss	—	—	—	—	(3,477)	(3,477)	—	—	—
Distributions from investee	(7,925)	—	(7,925)	(7,250)	—	(7,250)	(7,425)	—	(7,425)
Proceeds from sale of investment	—	(1,466)	(1,466)	—	—	—	—	—	—
Receivable from sale of investment	—	(214)	(214)	—	—	—	—	—	—
Loss on sale of investment	—	(23)	(23)	—	—	—	—	—	—
Cash investments	—	—	—	—	—	—	—	1,780	1,780
Ending balance	$12,501	$—	$12,501	$13,210	$1,703	$14,913	$13,205	$5,180	$18,385

5.	Property and Equipment

Property and equipment as of December 31, 2012, and 2011 consisted of the following (in thousands):

	2012	2011
Purchased and internally developed software	$83,239	$73,561
Portable People Meter equipment	45,570	49,601
Computer equipment	23,793	21,776
Leasehold improvements	18,780	17,833
Machinery, furniture and fixtures	9,218	8,598
	180,600	171,369
Accumulated depreciation and amortization	(118,931)	(100,718)
Property and equipment, net	$61,669	$70,651

	For the Years Ended December 31,
Additional Information	2012	2011	2010
Depreciation and Amortization of Property and Equipment:
Cost of revenue	$25,332	$26,319	$24,778
Selling, general, and administrative	2,634	1,748	1,628
Research and development	344	475	280
Total depreciation and amortization expense	$28,310	$28,542	$26,686
Impairment charges associated with property and equipment and recognized in selling, general, and administrative expense	$909	$162	$628
Loss on asset disposals	$2,082	$1,961	$2,383
Interest capitalized during the year	$—	$39	$34

6.	Goodwill and Other Intangible Assets

Goodwill . Goodwill is measured for impairment annually as of January 1 at the reporting unit level. A valuation is also performed when conditions arise that management determines could potentially trigger an impairment. As of January 1, 2012, the Company had two reporting units, including the Arbitron reporting unit to which all of the Company’s goodwill has been allocated, except for the goodwill associated with the Zokem Oy acquisition in 2011. The goodwill associated with this acquisition is allocated to the Company’s Arbitron Mobile reporting unit.

The Company performed a qualitative assessment to determine if the goodwill was impaired. After assessing the totality of events or circumstances for the Arbitron reporting unit, the Company determined that it is not more likely than not that the fair value of the Arbitron reporting unit was less than its carrying amount. Therefore, for the fiscal year ended December 31, 2012, no impairment exists for the Arbitron reporting unit. For the Arbitron Mobile reporting unit, revenues and earnings were lower than forecasted for 2012. As a result, during the fourth quarter of 2012, step one of the quantitative two-step goodwill impairment test was performed. For impairment evaluation purposes, the Company’s estimate of the fair value of the Arbitron Mobile reporting unit was estimated using a model of discounted projected cash flow earnings for the next five years. The Company determined that the estimated fair value of the Arbitron Mobile reporting unit exceeded its carrying value, and therefore, for the fiscal year ended December 31, 2012, no impairment exists for the Arbitron Mobile reporting unit.

The following table presents additional information regarding the Company’s goodwill (in thousands):

	2012	2011
Balance at January 1,	$45,430	$38,895
Zokem Oy addition	—	7,132
Translation effect	110	(597)
Balance at December 31,	$45,540	$45,430

Acquisitions. No acquisitions were consummated during 2012 . On July 28, 2011, a wholly-owned subsidiary of the Company acquired Zokem Oy, which is now be consolidated as Arbitron Mobile. The purchase price was $10.6 million in cash plus a contingent consideration arrangement with an estimated fair value of approximately $0.9 million as of the acquisition date. The contingent consideration arrangement provides for possible additional cash payments to be made by the Company to the former Zokem shareholders through 2015 of up to $12.0 million, which are contingent upon Arbitron Mobile reaching certain financial performance targets in the future. The acquisition date fair value estimate was determined by applying the income approach method. The key assumptions used in the fair value valuation included a probability-weighted range of performance targets for the four-year measurement period of 2012 through 2015 and an adjusted discount rate. The Company periodically reassesses the fair value of the contingent consideration. The Company’s fair value estimate of the contingent consideration was decreased from $1.0 million at December 31, 2011, to $0.6 million at December 31, 2012, due to a decrease in forecasted revenues and earnings during the measurement period. The contingent consideration is recorded in other noncurrent liabilities on the Company’s consolidated balance sheet as of December 31, 2012. The other intangible assets acquired are being amortized over a weighted average life of 5 years. The amount of Arbitron Mobile acquisition-related costs incurred and charged to selling, general and administrative expense during 2011 was $0.7 million.

Other intangible assets. Other intangible assets are being amortized to expense over their estimated useful lives. Amortization expense for other intangible assets was $2.4 million, $1.7 million, and $0.8 million for the years ended December 31, 2012, 2011, and 2010, respectively. As of December 31, 2012, and 2011, the Company had no intangible assets with indefinite useful lives.

The following table presents additional information regarding the Company’s other intangible assets (in thousands):

	December 31, 2012
	Acquired software and trademarks	Patent licenses	Non- compete covenant	Customer lists	Total
Gross balance	$6,517	$4,500	$499	$2,247	$13,763
Accumulated Amortization	(2,258)	(1,773)	(356)	(1,199)	(5,586)
Net	$4,259	$2,727	$143	$1,048	$8,177

	December 31, 2011
	Acquired software and trademarks	Patent licenses	Non- compete covenant	Customer lists	Total
Gross balance	$6,425	$4,500	$489	$2,230	$13,644
Accumulated Amortization	(947)	(1,130)	(104)	(937)	(3,118)
Net	$5,478	$3,370	$385	$1,293	$10,526

Future amortization expense for other intangible assets is estimated to be as follows:

Amount
2013	$2,358
2014	$2,215
2015	$1,983
2016	$1,281
2017	$275
Thereafter	$65

7.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2012, and 2011, consisted of the following (in thousands):

	December 31, 2012	December 31, 2011
Survey incentives and prepaid postage	$2,053	$1,770
Prepaid income taxes	1,308	1,984
Stock option proceeds receivable	757	4
Insurance recovery receivables	329	993
Other	2,069	2,390
Prepaid expenses and other current assets	$6,516	$7,141

Insurance recovery receivables. During 2008, the Company became involved in two securities-law civil actions and a governmental interaction primarily related to the commercialization of the Company’s PPM service. The management of the Company believes a majority of the legal fees and costs associated with this litigation are covered by the Company’s Directors and Officers insurance policy and therefore has recognized an insurance recovery receivable. On February 3, 2012, as a result of a mediation process overseen by an independent mediator, the Company and its insurers agreed to settle the class action for $7.0 million, which was funded by insurance. From 2008 until 2012, the Company had incurred approximately $12.9 million in legal fees and costs in defense of its positions related thereto, and the Company had received $10.0 million in insurance reimbursements related to these legal actions. For additional information regarding the Company’s legal matters, see the discussion in “Item 3. Legal Proceedings.”

For 2012, 2011, and 2010, the Company incurred approximately $0.8 million, $2.4 million, and $0.9 million, respectively, in related legal fees, which were recognized as increases to selling, general, and administrative expense. These legal fees were offset by $1.1 million, $2.4 million and $0.9 million, including both estimated and paid insurance recoveries, which were recognized as reductions to selling, general and administrative expense during 2012, 2011, and 2010, respectively.

During 2012, the Company incurred business interruption losses as a result of Hurricane Sandy, which reduced our revenue by $0.3 million for 2012. This lost revenue was partially offset by approximately $0.3 million in estimated insurance recoveries, recognized as reductions to selling, general, and administrative expense during 2012.

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2012, and 2011, consisted of the following (in thousands):

	2012	2011
Employee compensation and benefits	$26,253	$20,585
Royalties due to Scarborough	5,298	5,061
Dividend payable	—	2,727
Other	2,328	3,903
	$33,879	$32,276

9.	Debt

On November 21, 2011, the Company entered into a new agreement with a consortium of lenders to provide up to $150.0 million of financing to the Company through a five-year, unsecured revolving credit facility (the “Credit Facility”) expiring on November 21, 2016. The agreement contains an expansion feature to increase the total financing available under the Credit Facility by up to $75.0 million to an aggregate of $225.0 million. Such increased financing would be provided by one or more existing Credit Facility lending institutions, subject to the approval of the lending banks, and/or in combination with one or more new lending institutions, subject to the approval of the Credit Facility’s administrative agent. The Credit Facility includes a $20.0 million maximum letter of credit commitment. As of December 31, 2012, the Company had outstanding letters of credit of $0.2 million.

The Credit Facility has two borrowing options, a Eurodollar rate option or an alternate base rate option, as defined in the Credit Facility. Under the Eurodollar option, the Company may elect interest periods of one, two, three or six months (or, with the consent of each lender, nine or twelve months) at the inception date and each renewal date. Borrowings under the Eurodollar option bear interest at the London Interbank Offered Rate (LIBOR) plus a margin of 1.05% to 1.40%. Borrowings under the base rate option bear interest at the higher of the lead lender’s prime rate, the Federal Funds rate plus 50 basis points, or the one-month LIBOR rate adjusted for the statutory reserve rate plus 1%. The specific margins, under the Eurodollar rate option, is determined based on the Company’s leverage ratio and is subject to adjustment every 90 days. The Credit Facility contains a facility fee provision whereby the Company is charged a fee, ranging from 0.20% to 0.35%, applied to the total amount of the commitment.

Interest paid in 2012, 2011, and 2010, was $0.4 million, $0.5 million, and $0.9 million, respectively. No interest was capitalized during 2012. Interest capitalized was less than $0.1 million for each of 2011 and 2010. Non-cash amortization of deferred financing costs classified as interest expense was $0.2 million, $0.1 million, and $0.1 million in 2012, 2011, and 2010, respectively. As of December 31, 2012, there were no outstanding borrowings under the Credit Facility.

The Credit Facility contains certain financial covenants, and limits, among other things, the Company’s ability to sell certain assets, incur additional indebtedness, and grant or incur liens on its assets. The material debt covenants under the Company’s Credit Facility include both a maximum leverage ratio (“leverage ratio”) and a minimum interest coverage ratio (“interest coverage ratio”). The leverage ratio is a non-GAAP financial measure equal to the amount of the Company’s consolidated total indebtedness, as defined in the Credit Facility, divided by a contractually defined adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and non-cash compensation (“Consolidated EBITDA”) for the trailing four-quarter period. The interest coverage ratio is a non-GAAP financial measure equal to the same contractually defined Consolidated EBITDA divided by total interest expense. Both ratios are designed as measures of the Company’s ability to meet current and future obligations. As of December 31, 2012, based upon these financial covenants, there was no default or limit on the Company’s ability to borrow the unused portion of the Credit Facility.

The Credit Facility also contains customary events of default, including nonpayment and breach covenants. In the event of default, repayment of borrowings under the Credit Facility, as well as the payment of accrued interest and fees, could be accelerated. The Credit Facility also contains cross default provisions whereby a default on any material indebtedness, as defined in the Credit Facility, could result in the acceleration of our outstanding debt and the termination of any unused commitment under the Credit Facility. In addition, a default may result in the application of higher rates of interest on the amounts due. The Company currently has no material outstanding debt.

Under the terms of the Credit Facility, all of the Company’s material domestic subsidiaries, if any, guarantee the commitment. As of December 31, 2012, the Company had no material domestic subsidiaries as defined by the terms of the Credit Facility. As of December 31, 2012, the Company was in compliance with the terms of its Credit Facility.

10.	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss as of December 31, 2012, and 2011, were as follows (in thousands):

	2012	2011
Foreign currency translation adjustment	$(2,238)	$(2,148)
Retirement plan liabilities, net of tax	(14,195)	(13,453)
Accumulated other comprehensive loss	$(16,433)	$(15,601)

11.	Commitments and Contingencies

Leases

The Company conducts all of its operations in leased facilities and leases certain equipment which have minimum lease obligations under noncancelable operating leases. Certain of these leases contain rent escalations based on specified percentages. Most of the leases contain renewal options and require payments for taxes, insurance and maintenance. Rent expense is charged to operations as incurred except for escalating rents, which are charged to operations on a straight-line basis over the life of the lease.

A summary of rental expense for the three years ended December 31, 2012, 2011, and 2010, is presented below, as well as the future minimum lease commitments under noncancelable operating leases having an initial term of more than one year (in thousands):

Summary of rental expense	2012	2011	2010
Minimum rentals	$8,160	$8,914	$9,088
Less: Sublease rentals	(1,100)	(868)	(938)
Rental expense	$7,060	$8,046	$8,150

Summary of future lease commitments
2013	7,179
2014	6,469
2015	5,275
2016	5,003
2017	4,831
Thereafter	8,491
Minimum payments required (a)	$37,248

(a)	Minimum payments have not been reduced by sublease rentals of $1,919 due in the future under noncancelable subleases.

Legal Matters

The Company is involved, from time to time, in litigation and proceedings arising out of the ordinary course of business. Legal costs for services rendered in the course of these proceedings are charged to expense as they are incurred. The Company is involved in a number of governmental interactions primarily related to the commercialization of our PPM service. There was no liability for contingencies recorded on the balance sheet as of December 31, 2012. A contingent loss liability in the amount of $0.4 million for a claim was recorded in accrued expenses and other current liabilities on the Company’s consolidated balance sheet as of December 31, 2011. A $0.4 million settlement was paid by the Company during the first quarter ended March 31, 2012 related to this claim.

12.	Income Taxes

The provision for income taxes is based on income recognized for consolidated financial statement purposes and includes the effects of permanent and temporary differences between such income and income recognized for income tax return purposes. As a result of the reverse spin-off from Ceridian, deferred tax assets consisting of net operating loss (“NOL”) and credit carryforwards were transferred from Ceridian to the Company, along with temporary differences related to the Company’s business. The NOL carryforwards will expire in various amounts from 2013 to 2029. Arbitron Mobile also incurred losses in 2011 available for U.S. carryforward subject to the separate return limitation year rules.

The components of income before income tax expense and a reconciliation of the statutory federal income tax rate to the income tax rate on income before income tax expense for the years ended December 31, 2012, 2011, and 2010 are as follows (dollars in thousands):

	2012	2011	2010
Income (loss) before income tax expense:
U.S.	$99,652	$89,188	$70,657
International	(4,705)	(841)	1,115
Total	$94,947	$88,347	$71,772
Income tax expense (benefit):
Current:
U.S.	$35,768	$32,871	$18,706
State, local and foreign	5,039	3,892	2,441
Total	40,807	36,763	21,147
Deferred:
U.S.	(3,925)	(3,783)	3,700
State, local and foreign	1,134	2,076	2,447
Total	(2,791)	(1,707)	6,147
	$38,016	$35,056	$27,294
U.S. statutory rate	35.0%	35.0%	35.0%
Income tax expense at U.S. statutory rate	$33,231	$30,921	$25,120
State income taxes, net of federal benefit	4,101	3,452	2,834
Meals and entertainment	234	198	187
Change in valuation allowance for foreign tax credit and capital loss	(340)	1,099	(169)
Nondeductible capitalized acquisition costs	1,491	—	—
Domestic production activities deduction	(568)	(525)	(508)
Other	(133)	(89)	(170)
Income tax expense	$38,016	$35,056	$27,294
Effective tax rate	40.0%	39.7%	38.0%

 Income tax expense. The effective tax rate was 40.0% in 2012, which was impacted by $5.2 million of 2012 Merger costs associated with the Nielsen transaction, of which $4.3 million was non-deductible for tax purposes. The effective tax rate was 39.7% in 2011, which was impacted primarily by a $0.8 million U.S. deferred tax asset valuation allowance arising from the net operating loss incurred by Arbitron Mobile during 2011.

The Company’s Indian operations are conducted in a Special Economic Zone (SEZ) providing for a reduction of tax rates on certain classes of income when certain conditions are met. The Company was in compliance with these conditions as of December 31, 2012. Beginning April of 2011, the Company became subject to a Minimum Alternate Tax in India due to a change in legislation affecting all SEZ operating companies. The earnings from our foreign operations in India are subject to a tax holiday which partially expires in fiscal year 2013. A deferred tax liability was recognized for the cumulative undistributed earnings which the Company does not expect to permanently reinvest outside of the U.S. Therefore, the Company’s reduction of tax expense due to the tax holiday in India was immaterial during fiscal years 2012, 2011 and 2010.

The following table summarizes the activity related to the Company’s unrecognized tax benefits as of December 31, 2012, and 2011 (in thousands):

	2012	2011
Balance at January 1	$1,300	$1,896
Increases related to current year tax positions	64	107
Increases (decreases) related to prior years’ tax positions	373	(537)
Decreases related to settlements with taxing authorities	(135)	—
Expiration of the statute of limitations for the assessment of taxes	(264)	(166)
Balance at December 31	$1,338	$1,300

During 2012, certain liabilities for tax contingencies related to prior periods were recognized. Certain other liabilities were reversed due to the settlement and completion of income tax audits and returns and the expiration of audit statutes during the year. The Company’s net unrecognized tax benefits for these changes and other items was less than $0.1 million with the balance remaining at $1.3 million as of December 31, 2012. If recognized, the $1.3 million of unrecognized tax benefits would reduce the Company’s effective tax rate in future periods.

The Company accrues potential interest and penalties and recognizes as income tax expense where, under relevant tax law, interest and penalties would be assessed if the uncertain tax position ultimately were not sustained. The Company has recorded a liability for potential interest and penalties of $0.2 million as of December 31, 2012.

Management determined it is reasonably possible that certain unrecognized tax benefits as of December 31, 2012, will decrease during the subsequent 12 months due to the expiration of statutes of federal and state limitations and due to the settlement of certain state audit examinations. The estimated decrease in these unrecognized federal tax benefits and the estimated decrease in unrecognized tax benefits from various states are both immaterial.

The Company files numerous income tax returns, primarily in the United States, including federal, state, and local jurisdictions, and certain foreign jurisdictions. Tax years ended December 31, 2010 through December 31, 2011, remain open for assessment by the Internal Revenue Service. Generally, the Company is not subject to state, local, or foreign examination for years prior to 2007. However, tax years 1992 through 2006 remain open for assessment for certain state taxing jurisdictions where NOL carryforwards were utilized on income tax returns for such states since 2007.

Temporary differences and the resulting net deferred income tax assets as of December 31, 2012, and 2011, were as follows (in thousands):

	2012	2011
Deferred tax assets
Current deferred tax assets
Accruals	$5,513	$5,084
Net operating loss carryforwards	—	1,314
	5,513	6,398
Noncurrent deferred tax assets
Benefit plans	$10,862	$11,237
Accruals	3,258	2,372
Net operating loss carryforwards	760	760
Share-based compensation	8,814	7,573
Partnership interest	1,785	1,851
Investment impairment	1,361	1,355
Other	1,590	1,316
	28,430	26,464
Less valuation allowance	(922)	(1,262)
Total deferred tax assets	33,021	31,600
Deferred tax liabilities
Noncurrent deferred tax liabilities
Basis differences in intangible assets and property and equipment	$(21,435)	$(22,860)
Benefit plans	(1,467)	(2,476)
Other	(2,222)	(1,168)
Total deferred tax liabilities	(25,124)	(26,504)
Net deferred tax assets	$7,897	$5,096

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during periods in which the temporary differences become deductible and before tax credits or NOL carryforwards expire. Management considered the historical results of the Company during the previous three years and projected future U.S. and foreign taxable income and determined that a valuation allowance of $0.9 million and $1.3 million was required as of December 31, 2012 and 2011, respectively, for NOLs, specific capital losses and foreign tax credit carryforwards.

Income taxes paid in 2012, 2011, and 2010 were $38.3 million, $31.7 million, and $24.9 million, respectively.

13.	Retirement Plans

Pension Benefits

Certain of the Company’s U.S. employees participate in a defined benefit pension plan that closed to new participants effective January 1, 1995. Benefits under the plan for most eligible employees are calculated using the highest five-year average salary of the employee. Employees participate in this plan by means of salary reduction contributions. Vested benefits are based on an employee’s expected date of retirement. Retirement plan funding amounts are based on independent consulting actuaries’ determination of the Employee Retirement Income Security Act of 1974 funding requirements.

For purposes of measuring the Company’s benefit obligation as of December 31, 2012, and 2011, a discount rate of 3.87% and 4.41%, respectively, was used. These discount rates were chosen using an analysis of the AonHewitt Bond Universe yield curve that reflects the plan’s projected cash flows. The fair value of plan assets increased by $4.3 million as of December 31, 2012, as compared to December 31, 2011, as investment gains and employer contributions exceeded benefits paid during the year. The plan’s projected benefit obligation increased by a net amount of $5.6 million, due primarily to the use of a lower discount rate as of December 31, 2012. The Company’s projected benefit obligations exceeded plan assets by $17.1 million and $15.8 million as of December 31, 2012, and 2011, respectively. Pension cost, excluding any pension settlement charges incurred during the year, was $2.6 million, $1.9 million and $1.5 million for 2012, 2011, and 2010, respectively.

The Company’s projected benefit obligation was estimated using an expected long-term rate of return on assets of 7.0%. The Company employs a total return investment approach whereby a mix of equities and fixed income investments is used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The Company’s investment strategy is to diversify assets so that adverse results from one asset or asset class will not have an unduly detrimental effect on the entire portfolio. Diversification includes by type, by characteristic, and by number of investments, as well as by investment style of management organization.

The investment portfolio contains a diversified blend of common collective trust fund investments, which include both equity and fixed income type investments. Equity investments are diversified across U.S. and non-U.S. stocks, as well as growth and value stocks. Fixed income investments are diversified across asset-backed and mortgage-backed securities, U.S. treasury securities, and corporate bonds. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and periodic investment performance reviews.

The Financial Accounting Standards Board provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 — Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following is a description of the valuation methodologies used for pension plan assets measured at fair value.

Money market fund:  The investment in the money market fund is valued at the net asset value of shares held at year end.

Collective investment funds:  Investments in collective investment funds are valued at the last reported transaction price per unit.

 The fair values of the Company’s pension plan assets at December 31, 2012, and 2011, by asset category are as follows (in thousands):

	As of December 31, 2012
	Total Fair Value	Quoted prices in active markets Level 1	Significant observable inputs Level 2	Significant unobservable inputs Level 3
Asset Category
Collective investment funds
Fixed income (a)	$12,582	$—	$12,582	$—
U.S. equity growth	8,014	—	8,014	—
U.S. equity value	8,005	—	8,005	—
Foreign equity	3,145	—	3,145	—
Money market fund	1,030	1,030	—	—
Pension assets at December 31, 2012	$32,776	$1,030	$31,746	$—

(a)

As of December 31, 2012, the fixed income fund consisted of a 32% investment in asset and mortgage-backed securities, a 41% investment in U.S. treasury securities, and a 27% investment in corporate bonds.

	As of December 31, 2011
	Total Fair Value	Quoted prices in active markets Level 1	Significant observable inputs Level 2	Significant unobservable inputs Level 3
Asset Category
Collective investment funds
Fixed income (b)	$11,062	$—	$11,062	$—
U.S. equity growth	6,945	—	6,945	—
U.S. equity value	6,952	—	6,952	—
Foreign equity	2,810	—	2,810	—
Money market fund	702	702	—	—
Pension assets at December 31, 2011	$28,471	$702	$27,769	$—

(b)

As of December 31, 2011, the fixed income fund consisted of a 34% investment in asset and mortgage-backed securities, a 41% investment in U.S. treasury securities, and a 25% investment in corporate bonds.

Cash held and intended to pay benefits is considered to be a residual asset in the asset mix, and therefore, compliance with the ranges and targets specified shall be calculated excluding such assets. Assets of the plan do not include securities issued by the Company. The target allocation for each asset class is 60% equity securities and 40% debt securities.

The components of net periodic cost and other comprehensive loss (income) for the years ended December 31, 2012, 2011, and 2010, are as follows (in thousands):

Net periodic cost	2012	2011	2010
Service cost of benefits	$863	$774	$731
Interest cost	1,906	1,819	1,883
Expected return on plan assets	(2,036)	(2,051)	(2,118)
Amortization of net actuarial loss	1,885	1,370	1,052
Total	$2,618	$1,912	$1,548
Other changes in plan assets and projected benefit obligation recognized in other comprehensive loss (income)
Net actuarial loss arising this year	3,035	7,449	281
Net actuarial loss amortized this year	(1,885)	(1,370)	(1,052)
Recognized in other comprehensive loss (income)	1,150	6,079	(771)
Recognized in net periodic pension cost and other comprehensive loss (income)	$3,768	$7,991	$777

The Company’s estimate for contributions to be paid in 2013 is $2.0 million. The expected benefit payments are as follows (in thousands):

2013	$2,589
2014	$2,464
2015	$2,296
2016	$3,088
2017	$2,551
2018 - 2021	$15,552

The accumulated benefit obligation for the defined benefit pension plan was $45.7 million and $40.3 million as of December 31, 2012, and 2011, respectively.

The funded status of the plan as of the measurement dates of December 31, 2012, and 2011, and the change in funded status for the measurement periods ended December 31, 2012, and 2011, are shown in the accompanying table for the Company’s pension plan, along with the assumptions used in the calculations (dollars in thousands):

	Pension Plan
	2012	2011
Change in projected benefit obligation
At beginning of year	$44,246	$36,690
Service cost	863	774
Interest cost	1,906	1,819
Plan participants’ contributions	245	238
Actuarial loss	4,275	6,122
Benefits paid	(1,647)	(1,397)
At end of year	$49,888	$44,246
Change in fair value of plan assets
At beginning of year	$28,471	$26,858
Actual return on plan assets	3,276	724
Employer contribution	2,431	2,048
Plan participants’ contributions	245	238
Benefits paid	(1,647)	(1,397)
At end of year	$32,776	$28,471
Funded status — net pension liability at year end	$(17,112)	$(15,775)
Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$20,894	$19,744
Estimated amounts of accumulated other comprehensive loss to be recognized as net periodic cost during the subsequent year
Net actuarial loss	$2,256	$1,885
Weighted-average assumptions
Discount rate — components of cost	4.41%	5.09%
Discount rate — benefit obligations	3.87%	4.41%
Expected return on plan assets	7.00%	8.00%
Rate of compensation increase	N/A	N/A

Supplemental Retirement Benefits

During the years ended December 31, 2012, 2011, and 2010, the Company sponsored the Benefit Equalization Plan (“BEP”), the purpose of which is to ensure that pension plan participants will not be deprived of benefits otherwise payable under the pension plan but for the operation of the provisions of Internal Revenue Code sections 415 and 401. The accumulated benefit obligation for the BEP as of December 31, 2012, and 2011, was $3.7 million and $3.3 million, respectively. As of December 31, 2012, and 2011, prepaid pension cost related to the BEP of $0.1 million and $0.3 million, respectively, was held in a benefit protection trust and included in other noncurrent assets in the consolidated balance sheets.

The Company’s estimate for contributions to be paid for the BEP in 2013 is $0.2 million. The expected benefit payments for the BEP are as follows (in thousands):

2013	$164
2014	$165
2015	$196
2016	$197
2017	$222
2018 – 2021	$1,147

The BEP is a nonqualified, unfunded supplemental retirement plan. The components of the BEP net periodic cost and other comprehensive (income) loss for the years ended December 31, 2012, 2011, and 2010 are as follows (in thousands):

Net periodic cost	2012	2011	2010
Service cost of benefits	$29	$20	$16
Interest cost	160	159	192
Amortization of net actuarial loss	192	153	148
Amortization of prior service credit	—	—	—
Total	$381	$332	$356
Other changes in plan assets and projected benefit obligation recognized in other comprehensive loss (income)
Net actuarial loss arising this year	$385	$464	$493
Net actuarial loss amortized this year	(192)	(153)	(148)
Actuarial loss due to settlement	—	—	(1,222)
	$193	$311	$(877)
Recognized in net periodic cost and other comprehensive loss (income)	$574	$643	$(521)

In accordance with our retirement plan provisions, participants may elect, at their option, to receive their retirement benefits either in a lump sum payment or an annuity. If the lump sum distributions paid during the plan year exceed the total of the service cost and interest cost for the plan year, any unrecognized gain or loss in the plan should be recognized for the pro rata portion equal to the percentage reduction of the projected benefit obligation. No settlement charges were incurred or recognized during 2012 and 2011. During 2010, a $1.2 million settlement was incurred and recognized in selling, general, and administrative expense on the Company’s consolidated income statement.

The funded status and the change in funded status for the measurement periods ended December 31, 2012, and 2011 are shown in the accompanying table for the Company’s BEP, along with the assumptions used in the calculations (dollars in thousands):

	BEP
	2012	2011
Change in projected benefit obligation
At beginning of year	$3,700	$3,204
Service cost	29	20
Interest cost	160	159
Plan participants’ contributions	20	11
Actuarial loss	385	464
Benefits paid	(158)	(158)
At end of year	$4,136	$3,700
Change in fair value of plan assets
At beginning of year	—	—
Actual return on plan assets	—	—
Employer contribution	138	147
Plan participants’ contributions	20	11
Benefits paid	(158)	(158)
At end of year	$—	$—
Funded status — net liability at year end	$4,136	$3,700
Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$2,056	$1,863
Estimated amounts of accumulated other comprehensive loss to be recognized as net periodic cost during the subsequent year
Net actuarial loss	$227	$192
Weighted-average assumptions
Discount rate
Components of cost	4.41%	5.09%
Benefit obligations	3.87%	4.41%
Expected return on plan assets	N/A	N/A
Rate of compensation increase	N/A	N/A

Postretirement Benefits

The Company provides health care benefits for eligible retired employees who participate in the pension plan and were hired before January 1, 1992. These postretirement benefits are provided by several health care plans in the United States for both pre-age 65 retirees and certain grandfathered post-age 65 retirees. Employer contributions to these plans differ for various groups of retirees and future retirees. Employees hired before January 1, 1992 and retiring after that date may enroll in plans for which a Company subsidy is provided through age 64. As of December 31, 2012, and 2011, the Company’s discount rate on its actuarially determined benefit obligations was 3.26% and 3.91%, respectively. The discount rates for 2012 and 2011 were chosen using an analysis of the Hewitt Bond Universe yield curve that reflects the plan’s projected cash flows.

The Company’s postretirement benefit liability was $1.8 million and $1.9 million as of December 31, 2012, and 2011, respectively. The Company’s postretirement benefit expense was $0.1 million for each of the years ended December 31, 2012 and 2011, and $0.2 million for the year ended December 31, 2010. The postretirement plan is unfunded.

The Company expects to pay $0.1 million in contributions in 2013. The expected benefit payments are as follows (in thousands):

2013	$107
2014	$128
2015	$140
2016	$127
2017	$127
2018-2021	$780

The components of net periodic postretirement plan cost and other comprehensive loss (income) for the years ended December 31, 2012, 2011, and 2010, are as follows (in thousands):

	2012	2011	2010
Net periodic cost
Service cost of benefits	$37	$38	$38
Interest cost	72	81	89
Amortization of net actuarial loss	21	28	36
Total	$130	$147	$163
Other changes in plan assets and projected benefit obligation recognized in other comprehensive loss (income)
Net actuarial gain arising this year	$(98)	$(35)	$(79)
Net actuarial loss amortized this year	(21)	(28)	(36)
Recognized in other comprehensive loss (income)	$(119)	$(63)	$(115)
Recognized in net periodic cost and other comprehensive loss	$11	$84	$48

The accompanying table presents the balances of and changes in the postretirement benefit obligation as of the measurement dates of December 31, 2012, and 2011 (dollars in thousands):

	Postretirement Plan
	2012	2011
Change in projected benefit obligation
At beginning of year	$1,907	$1,837
Service cost	37	38
Interest cost	72	81
Plan participants’ contributions	52	55
Actuarial gain	(98)	(35)
Benefits paid	(128)	(69)
At end of year	$1,842	$1,907
Change in fair value of plan assets
At beginning of year	$—	$—
Employer contribution	76	14
Plan participants’ contributions	52	55
Benefits paid	(128)	(69)
At end of year	$—	$—
Funded status — net liability at year end	$1,842	$1,907
Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$230	$348
Estimated amounts of accumulated other comprehensive loss to be recognized as net periodic cost during the subsequent year
Net actuarial loss	$7	$21
Weighted-average assumptions
Discount rate
Components of cost	4.56%	4.56%
Benefit obligations	3.26%	3.91%
Expected return on plan assets	N/A	N/A
Rate of compensation increase	N/A	N/A

The assumed health care cost trend rate used in measuring the post retirement benefit obligation was 8.50% for pre-age 65 and post-age 65 in 2012, with pre-age and post-age 65 rates declining to an ultimate rate of 5.00% in 2018. A 1.0% change in this rate would change the benefit obligation by up to approximately $0.2 million and the aggregate service and interest cost by less than $0.1 million.

401(k) Plan

The Company’s employees may participate in a defined contribution plan sponsored by the Company. For the periods ended December 31, 2012 and 2011, there was no plan limitation on the percentage of eligible earnings a participant could contribute to the plan, other than those limitations set by the Internal Revenue Code.

Under the terms of the plan, the Company contributes a matching contribution of 50% up to a maximum of 3% of eligible employee compensation related to employees who are pension participants and up to a maximum of 6% of eligible employee compensation related to employees who are not pension participants. The Company may also make an additional discretionary matching contribution of up to 30% up to the maximum eligible employee compensation. The Company’s costs with respect to its contributions to the defined contribution plan were $2.8 million, $2.7 million and $2.1 million in 2012, 2011, and 2010, respectively.

14.	Share-Based Compensation

The following table sets forth information with regard to the income statement recognition of share-based compensation (in thousands):

	2012	2011	2010
Cost of revenue	$458	$592	$418
Selling, general and administrative	8,392	7,057	5,767
Research and development	338	371	293
Total share-based compensation	$9,188	$8,020	$6,478

No share-based compensation cost was capitalized during the years ended December 31, 2012, 2011, and 2010. The increase in net excess tax benefits realized for the tax deductions from stock options exercised and stock awards vesting during the year was $1.7 million, $0.9 million, and less than $0.1 million for the years ended December 31, 2012, 2011, and 2010, respectively.

The Company had one active stock incentive plan (“SIP” individually or “SIPs” collectively with other plans) from which awards of stock options, service award units and performance award units were available for grant to eligible participants during 2012, the 2008 Equity Compensation Plan, which is a stockholder-approved plan. The Company believes that such awards align the interests of its employees with those of its stockholders. Eligible recipients in the SIPs include all employees of the Company and any non-employee director, consultant and independent contractor of the Company. As of December 31, 2012, the number of shares available for future grants was 2,561,106 shares under the 2008 Equity Compensation Plan, which has an expiration date of May 25, 2020.

The Company’s policy for issuing shares upon exercise of stock options or the vesting of its share awards and/or conversion of deferred stock units under all of the Company’s SIPs is to issue new shares of common stock, unless treasury stock is available at the time of exercise or conversion.

Stock Options

Stock options awarded to employees under the SIPs generally vest annually over a three-year period, have a 10-year term and have an exercise price of not less than the fair market value of the Company’s common stock at the date of grant. For stock options granted prior to 2010, the Company’s stock option agreements generally provide for accelerated vesting if there is a change in control of the Company. Effective for stock options granted in 2010 and after, the Company’s stock option agreements provide for accelerated vesting if (i) there is a change in control of the Company and (ii) the participant’s employment terminates during the 24-month period following the effective date of the change in control for one of the reasons specified in the stock option agreement.

The Company uses historical data to estimate future option exercises and employee terminations in order to determine the expected term of the stock option, where the expected term of the stock option granted represents the period of time that such stock option is expected to be outstanding. Identified groups of option holders with similar historical exercise behavior are considered separately for valuation purposes. The expected term of stock options can vary for groups of option holders exhibiting different behavior. The fair value of each stock option granted to employees and non-employee directors was estimated on the date of grant using a Black-Scholes stock option valuation model, which uses a risk-free interest rate and measure of volatility, among other things, to estimate fair value. The risk-free interest rate for periods within the contractual life of the stock option is based on the U.S. Treasury strip bond yield curve in effect at the time of grant. Expected volatilities are based on the historical volatility of the Company’s common stock.

The fair value of each stock option granted during the years ended December 31, 2012, 2011, and 2010, was estimated using the assumptions noted in the following table:

Assumptions for Stock Options Granted	2012	2011	2010
Expected volatility	42.23-43.17%	39.64-41.09%	35.56-39.89%
Expected dividends	1.10-1.18%	0.90-1.19%	1.50-1.80%
Expected term (in years)	5.75-6.00	5.66-5.89	4.50-6.50
Risk-free rate	0.83-1.03%	1.24-2.76%	1.73-3.29%
Weighted-average volatility	42.71%	40.45%	37.76%
Weighted-average dividends	1.14%	1.04%	1.75%
Weighted-average term (in years)	5.86	5.86	5.43
Weighted-average risk-free rate	0.93%	1.97%	2.45%
Weighted-average grant date fair value	$12.83	$14.55	$7.33

A summary of stock option activity under the SIPs as of December 31, 2012, and changes during the year then ended, is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding at December 31, 2011	2,043,774	$33.39
Granted	215,337	35.07
Exercised	(579,019)	33.18
Forfeited or expired	(76,758)	37.75
Outstanding at December 31, 2012	1,603,334	$33.49	5.83	$21,430,372
Vested or expected to vest at December 31, 2012	1,573,281	$33.55	5.79	$20,932,377
Exercisable at December 31, 2012	1,223,181	$33.57	4.94	$16,310,574

Compensation expense for stock options is recognized on a straight-line basis over the vesting period using the fair value of each stock option estimated as of the grant date. As of December 31, 2012, there was $2.9 million of total unrecognized compensation cost related to stock options granted under the SIPs. This aggregate unrecognized cost is expected to be recognized over a weighted-average remaining period of 2.1 years.

	(In thousands)
	2012	2011	2010
Intrinsic value of stock options exercised	$6,334	$2,269	$3,725
Cash received from stock options exercised	$19,209	$2,336	$6,076

Service and Performance Award Units

Service award units to employees . The Company granted service award units under the SIPs. These service award units (i) were issued at the fair market value of the Company’s common stock on the date of grant, (ii) generally vest in equal annual installments over four years beginning on the first anniversary date of the grant, except for the 2012 grant to the Company’s current CEO, which vests in 12 quarterly installments beginning at the end of the first quarterly period ended March 31, 2013, and (iii) for any unvested units, expire without vesting if the employee is no longer employed by the Company. For those service award units granted prior to 2010, the service award units generally provide for accelerated vesting if there is a change in control of the Company. Effective for service award units granted in 2010 and after, the service award units provide for accelerated vesting if (i) there is a change in control of the Company and (ii) the participant’s employment terminates during the 24-month period following the effective date of the change in control for one of the reasons specified in the restricted stock unit agreement.

Compensation expense for service award units is recognized on a straight-line basis over the vesting period using the fair market value of the Company’s common stock on the date of grant. As of December 31, 2012, there was $3.7 million of total unrecognized compensation cost related to service award units granted under the SIPs. This aggregate unrecognized cost for service award units is expected to be recognized over a weighted-average period of 2.9 years. The total fair value of service awards vested, using the fair value on vest date, during the years ended December 31, 2012, 2011, and 2010, was $2.1 million, $2.6 million, and $2.3 million, respectively.

Service award units to Board of Directors (“Board”). Beginning in 2012, the Board members have the right to elect to receive all or a portion of their annual 2012 compensation as Board service award units. These Board service award units (i) were issued at the fair market value of the Company’s common stock on the date of grant, and (ii) vest on the anniversary date of the grant.

Compensation expense for Board service award units is recognized on a straight-line basis over the vesting period using the fair market value of the Company’s common stock on the date of grant. As of December 31, 2012, there was $0.1 million of total unrecognized compensation cost related to unvested Board service award units. This aggregate unrecognized cost for service award units is expected to be recognized over a weighted-average period of 0.4 years.

A summary of the status of the Company’s service awards as of December 31, 2012, and changes during the year ended December 31, 2012, is presented below:

Service Award Units	Shares	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2011	127,237	$21.45
Granted	86,688	39.81
Vested	(59,475)	26.29
Cancellations	(12,351)	24.08
Nonvested at December 31, 2012	142,099	$30.40
Expected to vest at December 31, 2012	134,972	$33.42

Performance award units. The Company granted performance award units under the SIPs. These performance award units (i) were issued at the fair market value of the Company’s common stock on the date of grant, (ii) will expire without vesting if the Company’s return on invested capital (“ROIC”) for the annual performance period does not exceed 12 percent, which is an approximation of the Company’s weighted average cost of capital, (iii) will, if the Company’s ROIC exceeds 12 percent, vest in four equal annual installments beginning on the first anniversary date of the grant, and (iv) for any unvested units, expire without vesting if the recipient is no longer employed by the Company. The Company’s performance award units provide for accelerated vesting if (i) there is a change in control of the Company and (ii) the recipient’s employment terminates during the 24-month period following the effective date of the change in control for one of the reasons specified in the performance-based restricted stock unit agreement.

Compensation expense for performance award units is recognized using the fair market value of the Company’s common stock on the date of grant and on an accelerated basis. The Company recognizes expense for these performance award units under the assumption that the performance ROIC target will be achieved. If it appears probable such performance ROIC target will not be met for a particular grant, the Company will stop recognizing any further compensation cost and any previously recognized compensation cost related to that individual grant would be reversed.

As of December 31, 2012, there was $1.4 million of total unrecognized compensation cost related to performance award units granted under the SIPs. This aggregate unrecognized cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of performance awards vested, using the fair value on vest date, during the years ended December 31, 2012, and 2011, was $1.1 million and $0.8 million, respectively. No performance award units vested during 2010.

A summary of the status of the Company’s performance awards as of December 31, 2012, and changes during the year ended December 31, 2012, is presented below:

Performance Award Units	Shares	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2011	109,521	$34.29
Granted	34,229	33.87
Vested	(32,210)	32.80
Cancellations	(4,083)	42.24
Nonvested at December 31, 2012	107,457	$34.30
Expected to vest at December 31, 2012	100,660	$34.07

Deferred Stock Units

Service DSU grant to former CEO. Prior to December 31, 2012, the Company granted service-based deferred stock unit awards (“Service DSUs”) under the SIPs to its then current CEO, whose employment with the Company ended during the first quarter of 2013. Service DSUs are issued at the fair market value of the Company’s stock on the date of grant, and generally vest annually over a four-year period on each anniversary date of the grant. The Service DSUs, if vested, will be convertible into shares of the Company’s common stock following the holder’s termination of employment. The Service DSUs provide for accelerated vesting upon termination without cause or the former CEO’s retirement as defined in his employment agreement. No Service DSUs were converted into shares of the Company’s common stock during 2012.

Compensation expense for Service DSUs is recognized on a straight-line basis over the vesting period, subject to the retirement eligibility terms defined in his employment agreement, using the fair market value of the Company’s common stock on the date of grant. As of December 31, 2012, there was no unrecognized compensation cost related to Service DSUs. The total fair value of Service DSUs vested, using the fair value on vest date, during the years ended December 31, 2012, and 2011, was $0.6 million and $0.7 million, respectively. No Service DSUs vested during 2010.

Service DSU Units Granted to former CEO	Shares	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2011	45,108	$24.94
Granted	1,181	33.87
Vested	(16,217)	25.59
Total at December 31, 2012	30,072	$24.94
Expected to vest at December 31, 2012	30,072	$24.94

Performance DSU grant to former CEO. Prior to December 31, 2012, the Company granted performance-based deferred stock unit awards (“Performance DSUs”) under the SIPs to its then current CEO, whose employment with the Company ended during the first quarter of 2013. These Performance DSUs (i) were issued at the fair market value of the Company’s common stock on the date of grant, (ii) will expire without vesting if the Company’s return on invested capital (“ROIC”) for the annual performance period does not exceed 12 percent, which is an approximation of the Company’s weighted average cost of capital, (iii) will, if the Company’s ROIC exceeds 12 percent, vest in four equal annual installments beginning on the first anniversary date of the grant, and (iv) provide for accelerated vesting upon termination without cause or the former CEO’s retirement as defined in his employment agreement. These Performance DSUs, if vested, will be convertible into shares of the Company’s common stock, subsequent to termination of employment.

Compensation expense for Performance DSUs is recognized using the fair market value of the Company’s common stock on the date of grant and on an accelerated basis. The Company recognizes expense for these Performance DSUs under the assumption that the performance target will be achieved. If it appears probable such performance ROIC target will not be met for a particular grant, the Company will stop recognizing any further compensation cost and any previously recognized compensation cost related to that individual grant would be reversed. As of December 31, 2012, there was $0.1 million of total unrecognized compensation cost related to Performance DSUs. This aggregate unrecognized cost is expected to be recognized during the month ended January 31, 2013. The total fair value of Performance DSUs vested, using the fair value on vest date, during the years ended December 31, 2012, and 2011, was $0.4 million and $0.2 million, respectively. No Performance DSUs vested during 2010.

Performance DSUs Granted to former CEO	Shares	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2011	41,375	$35.15
Granted	59,049	33.87
Vested	(11,782)	33.57
Total at December 31, 2012	88,642	$34.51
Expected to vest at December 31, 2012	88,642	$34.51

Deferred Stock Unit Awards for service on Board of Directors (“Board”). The Company issues deferred stock units to its Board of Directors (“Board DSUs”) under the SIPs. These Board DSUs (i) were issued at the fair market value of the Company’s common stock on the date of grant and (ii) if vested, will be convertible to shares of the Company’s common stock subsequent to termination of service as a director. Board DSUs granted during 2012 vest annually over a one-year period on the first anniversary date of the grant. During 2011, annual grants of Board DSUs vest annually in three equal installments over a three-year period beginning on the first anniversary date of the grant.

In addition, the Board members have the right to elect to receive all or a portion of their retainer and meeting attendance fees as Board DSUs, which vest immediately. Board DSUs are only granted to nonemployee Directors. Board DSUs also include dividend equivalent DSUs, which vest immediately upon the date of grant.

Compensation expense for Board DSUs is recognized on a straight-line basis over the vesting period using the fair market value of the Company’s common stock on the date of grant. As of December 31, 2012, there was $0.9 million of total unrecognized compensation cost related to Board DSUs granted to non-employee directors. This aggregate unrecognized cost is expected to be recognized over the weighted-average period of 1.0 year. The total fair value of share awards vested, using the fair value on vest date, during the years ended December 31, 2012, 2011, and 2010, was $0.9 million, $0.7 million, and $0.2 million, respectively.

A summary of the status of the Company’s nonvested Board DSUs as of December 31, 2012, and changes during the year ended December 31, 2012, is presented below:

Board DSUs	Shares	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2011	46,146	$34.85
Granted	25,352	36.42
Vested	(24,659)	34.69
Nonvested at December 31, 2012	46,839	$35.78
Vested at December 31, 2012	90,092	$31.39
Expected to vest at December 31, 2012	45,484	$36.85

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP”) under which full time employees may purchase shares from the Company at a discount to the fair market value. As of December 31, 2012, the number of shares of the Company’s common stock available for issuance under the ESPP was 289,133. The purchase price of the stock to ESPP participants is 85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period. Other ESPP information for the years ended December 31, 2012, 2011, and 2010 is noted in the following table (dollars in thousands):

	2012	2011	2010
Number of ESPP shares issued	44,470	42,443	56,279
Amount of proceeds received from employees	$1,337	$1,288	$1,207
Share-based compensation expense	$333	$352	$332

15.	Significant Customers and Concentration of Credit Risk

Arbitron is a leading media and marketing information services firm primarily serving radio, advertisers, advertising agencies, cable and broadcast television, retailers, out-of-home media, online media, mobile media, telecommunications providers, and print media. The Company’s quantitative radio ratings services and related software accounted for approximately 88 % of its total revenue in each of the years ended December 31, 2012, 2011, and 2010.

The Company had one customer that individually represented approximately 20%, 19%, and 20% of its annual revenue for the years ended December 31, 2012, 2011, and 2010, respectively. The Company had one customer that individually represented approximately 26% of the Company’s total accounts receivable as of December 31, 2012, and two customers that individually represented approximately 23% and 11% of the Company’s total accounts receivable as of December 31, 2011. The Company has historically experienced a high level of contract renewals.

16.	Enterprise-Wide Information

The following table sets forth the revenue for each group of services provided to our external customers for the years ended December 31, 2012, 2011, and 2010 (in thousands):

	2012	2011	2010
Radio audience ratings services	$364,690	$341,824	$318,618
Local market consumer information services	38,816	35,173	35,187
Software applications	34,965	34,306	33,126
All other services	11,387	11,007	8,448
Total revenue	$449,858	$422,310	$395,379

The following table sets forth geographic information for the revenue earned during the years ended December 31, 2012, 2011, and 2010 (in thousands):

	2012	2011	2010
U.S.	$444,074	$416,154	$390,424
International (1)	5,784	6,156	4,955
Total revenues	$449,858	$422,310	$395,379

(1)	The revenues of the individual countries comprising these amounts are not significant.

The following table sets forth geographic information for property and equipment, net as of December 31, 2012, and 2011 (in thousands):

	2012	2011
U.S.	$59,716	$69,010
International (2)	1,953	1,641
Total property and equipment, net	$61,669	$70,651

(2)	The net property and equipment of the individual countries comprising these amounts are not significant.

17.	Stock Repurchases

On February 9, 2012, the Company’s Board of Directors authorized a program to repurchase up to $100.0 million in shares of the Company’s outstanding common stock through either periodic open-market or private transactions, in accordance with applicable insider trading and other securities laws and regulations, at then-prevailing market prices over a period of up to two years ending February 9, 2014. As of December 31, 2012, the Company had repurchased 1,372,853 shares of its outstanding common stock under this program for approximately $50.0 million.

18.	Quarterly Information (Unaudited) (dollars in thousands, except per share data):

	Three Months Ended
	March 31	June 30	September 30	December 31
2012
Revenue	$106,394	$104,407	$114,341	$124,716
Gross profit	58,946	41,202	60,501	57,273
Net income	17,807	9,963	15,787	13,374
Net income per weighted average common share
Basic	$0.65	$0.38	$0.60	$0.51
Diluted	$0.64	$0.37	$0.59	$0.50
Dividends per common share	$0.10	$0.10	$0.10	$0.10
2011
Revenue	$100,869	$95,737	$105,563	$120,141
Gross profit	55,190	34,712	56,175	55,852
Net income	16,247	7,584	15,351	14,109
Net income per weighted average common share
Basic	$0.60	$0.28	$0.56	$0.52
Diluted	$0.59	$0.27	$0.55	$0.51
Dividends per common share	$0.10	$0.10	$0.10	$0.10

Per share data are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net income per share will not necessarily equal the total for the year. Per share data may not total due to rounding.

Arbitron Inc.

Consolidated Schedule of Valuation and Qualifying Accounts

For the Years Ended December 31, 2012, 2011, and 2010

(In thousands)

	2012	2011	2010
Allowance for doubtful trade accounts receivable:
Balance at beginning of year	$4,615	$4,708	$4,708
Additions charged to expenses	2,235	2,234	1,375
Write-offs, net of recoveries	(1,994)	(2,327)	(1,375)
Balance at end of year	$4,856	$4,615	$4,708
Deferred tax asset valuation allowance:
Balance at beginning of year	$1,262	$163	$332
Addition charged to expenses	—	1,099	—
Deferred tax assets adjusted or utilized	(340)	—	(169)
Balance at end of year	$922	$1,262	$163